Exhibit 99.1

Independence Contract Drilling, Inc. Reports Financial Results For The Second Quarter Ended June 30, 2017

HOUSTON, July 27, 2017 /PRNewswire/ -- Independence Contract Drilling, Inc. (the "Company") (NYSE: ICD) today reported financial results for the three months ended June 30, 2017.

Second Quarter 2017 Highlights

  Net loss of $6.3 million, or $0.17 per share.
  Adjusted net loss, as defined below, of $5.0 million, or $0.13 per share.
  Adjusted EBITDA, as defined below, of $3.2 million.
  Fleet utilization of 93.9%.
  Revenue days of 1,111.
  Margin per day, excluding reactivation and construction costs, of $5,275 per day.

In the second quarter of 2017, the Company reported revenues of $21.3 million, a net loss of $6.3 million, or $0.17 per share, an adjusted net loss (defined below) of $5.0 million, or $0.13 per share, and adjusted EBITDA (defined below) of $3.2 million. This compares to revenues of $20.2 million, a net loss of $6.3 million, or $0.17 per share, an adjusted net loss of $5.3 million, or $0.14 per share, and adjusted EBITDA of $2.6 million in the first quarter of 2017, and revenues of $15.2 million, a net loss of $4.2 million, or $0.12 per share, an adjusted net loss of $2.2 million, or $0.07 per share, and adjusted EBITDA of $5.4 million in the second quarter of 2016.

Chief Executive Officer Byron Dunn commented, "We currently have our entire fleet contracted, with our 14th rig scheduled to spud its first well by the end of the month under a multi-year contract. We believe the U.S. fleet of pad-optimal rigs has reached full effective utilization, and dayrates have improved to the high teens – low $20,000 per day range. We continue to have success recontracting rigs on term contracts at improving rates."

Quarterly Operational Results

In the second quarter of 2017, the Company's fleet operated at 93.9% utilization and recorded 1,111 revenue days compared to 91.7% utilization and 1,073 revenue days in the first quarter of 2017 and 65.6% utilization and 732 revenue days in the second quarter of 2016. There were no revenue days earned on a standby-without-crew basis in the second quarter of 2017, compared to 69 days in the first quarter of 2017 and 362.9 days in the second quarter of 2016.

Second quarter 2017 fully-burdened rig operating margins, excluding reactivation and rig construction costs, were $5,275 per day, compared to $6,019 per day in the first quarter of 2017 and $11,359 per day in the second quarter of 2016. The decrease in operating margin per day resulted primarily from a reduction in revenue days earned under higher dayrate legacy contracts compared to prior quarters.

Operating revenues in the second quarter of 2017 totaled $21.3 million, compared to $20.2 million in the first quarter of 2017 and $15.2 million in the second quarter of 2016. On a revenue-per-day basis, revenues were $18,201 per day in the second quarter of 2017, compared to $17,949 in the first quarter of 2017 and $20,116 in the second quarter of 2016.

Operating costs in the second quarter of 2017 totaled $15.8 million, compared to $14.9 million in the first quarter of 2017 and $7.4 million in the second quarter of 2016. Second quarter 2017 operating costs included $0.4 million of reactivation costs. First quarter 2017 operating costs included $0.7 million of reactivation costs and $0.2 million of rig construction costs. Fully-burdened operating costs, excluding reactivation and rig construction costs, were $12,926 per day in the second quarter of 2017, compared to $11,930 in the first quarter of 2017 and $8,757 in the second quarter of 2016. The sequential increase in costs per day related to a decrease in revenue days earned on a standby-without-crew basis, where revenue is recognized without an operating cost offset, as well as increased costs for repair and maintenance and new hire mentoring initiatives.

Selling, general and administrative expenses in the second quarter of 2017 were $3.4 million (including $1.2 million of non-cash stock-based compensation), compared to $3.7 million (including $1.0 million of non-cash stock-based compensation) in the first quarter of 2017 and $5.0 million (including $1.1 million of non-cash stock-based compensation and retirement expense of $1.5 million) in the second quarter of 2016. The sequential decrease in selling, general and administrative expenses compared to the first quarter of 2017 related primarily to a reduction in professional fees and incentive compensation accruals and the impact of the Company's 2016 restructuring efforts, partially offset by costs for expanded new hire training programs.

Drilling Operations Update

All 14 of the Company's ShaleDriller® rigs are contracted and out in the field, with the 14th rig scheduled to spud its first well by the end of July 2017 under a multi-year contract.

At June 30, 2017, the Company's backlog of revenues from contracts with original terms of six months or more was $70.7 million, compared to $42.5 million as of December 31, 2016. Approximately $40.7 million of this backlog is expected to be realized during the remainder of 2017.

Capital Expenditures and Liquidity Update

Aggregate cash outlays for capital expenditures in the second quarter of 2017, net of disposals, were $7.7 million. In addition, at June 30, 2017, accounts payable included approximately $5.3 million of capital expenditures principally associated with the Company's final rig conversion. The Company's capital expenditure budget, before disposals, for the remainder of 2017 is expected to be approximately $4.4 million. At June 30, 2017, the Company had $6.4 million of assets classified as held for sale.

As of June 30, 2017, the Company had drawn $39.0 million on its $85.0 million revolving credit facility and had net debt, excluding capital leases, of $33.5 million. The borrowing base under the Company's credit facility was $89.7 million as of June 30, 2017. Subsequent to June 30, 2017, the Company amended the terms of the credit facility to, among other things, extend the maturity until November 5, 2020.

Conference Call Details

A conference call for investors will be held today, July 27, 2017, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company's second quarter 2017 results. Hosting the call will be Byron A. Dunn, President and Chief Executive Officer, and Philip A. Choyce, Executive Vice President and Chief Financial Officer.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10110534. The replay will be available until August 3, 2017.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller® rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data)

BALANCE SHEETS

	June 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$ 5,465	$ 7,071
Accounts receivable, net	12,946	11,468
Inventories	2,407	2,336
Assets held for sale	6,388	3,915
Prepaid expenses and other current assets	3,737	3,102
Total current assets	30,943	27,892
Property, plant and equipment, net	271,725	273,188
Other long-term assets, net	865	1,027
Total assets	$ 303,533	$ 302,107
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$ 468	$ 441
Accounts payable	10,825	10,031
Accrued liabilities	5,867	7,821
Total current liabilities	17,160	18,293
Long-term debt (2)	39,527	26,078
Deferred income taxes	476	396
Other long-term liabilities	1	88
Total liabilities	57,164	44,855
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 38,025,637 and 37,831,723 shares issued, respectively; and 37,807,467 and 37,617,920 shares outstanding, respectively	378	376
Additional paid-in capital	325,630	323,918
Accumulated deficit	(77,920)	(65,347)
Treasury stock, at cost, 218,170 and 213,803 shares, respectively	(1,719)	(1,695)
Total stockholders' equity	246,369	257,252
Total liabilities and stockholders' equity	$ 303,533	$ 302,107

(1)	Current portion of long-term debt relates to the current portion of vehicle capital lease obligations.
(2)

As of June 30, 2017, long-term debt includes $527K of long-term vehicle capital lease obligations.  As of December 31, 2016, long-term debt included $326K of long-term vehicle capital lease obligations.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except per share amounts)

STATEMENTS OF OPERATIONS

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2017	2016	2017	2017	2016

Revenues	$ 21,285	$ 15,155	$ 20,236	$ 41,521	$ 37,610
Costs and expenses
Operating costs	15,808	7,398	14,898	30,706	19,965
Selling, general and administrative	3,435	5,005	3,718	7,153	8,626
Depreciation and amortization	6,335	5,816	6,256	12,591	11,641
Asset impairment, net	546	-	129	675	-
Loss (gain) on disposition of assets, net	745	37	828	1,573	(88)
Total cost and expenses	26,869	18,256	25,829	52,698	40,144
Operating loss	(5,584)	(3,101)	(5,593)	(11,177)	(2,534)
Interest expense	(686)	(1,059)	(630)	(1,316)	(2,036)
Loss before income taxes	(6,270)	(4,160)	(6,223)	(12,493)	(4,570)
Income tax expense	34	31	46	80	35
Net loss	$ (6,304)	$ (4,191)	$ (6,269)	$ (12,573)	$ (4,605)

Loss per share:
Basic and Diluted	$ (0.17)	$ (0.12)	$ (0.17)	$ (0.33)	$ (0.16)

Weighted average number of common shares outstanding:
Basic and Diluted	37,679	33,608	37,546	37,613	28,812

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands)

STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2017	2016

Cash flows from operating activities
Net loss	$ (12,573)	$ (4,605)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	12,591	11,641
Asset impairment, net	675	-
Stock-based compensation	2,169	2,360
Stock-based compensation - executive retirement	-	(67)
Loss (gain) on disposition of assets, net	1,573	(88)
Deferred income taxes	80	36
Amortization of deferred financing costs	250	283
Write-off of deferred financing costs	-	504
Changes in operating assets and liabilities
Accounts receivable	(1,478)	11,368
Inventories	(3)	(146)
Prepaid expenses and other assets	(644)	176
Accounts payable and accrued liabilities	(392)	(6,078)
Net cash provided by operating activities	2,248	15,384

Cash flows from investing activities
Purchases of property, plant and equipment	(17,367)	(10,521)
Proceeds from insurance claims	-	188
Proceeds from the sale of assets	1,060	747
Net cash used in investing activities	(16,307)	(9,586)

Cash flows from financing activities
Borrowings under credit facility	22,611	34,775
Repayments under credit facility	(9,363)	(81,129)
Public offering proceeds, net of offering costs	-	42,983
Purchase of treasury stock	(24)	(183)
RSUs withheld for taxes	(455)	-
Financing costs paid	(8)	(217)
Payments for capital lease obligations	(308)	(285)
Net cash provided by (used in) financing activities	12,453	(4,056)
Net (decrease) increase in cash and cash equivalents	(1,606)	1,742

Cash and cash equivalents
Beginning of period	7,071	5,344
End of period	$ 5,465	$ 7,086

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$ 1,157	$ 1,426
Supplemental disclosure of non-cash investing and financing activity
Change in property, plant and equipment purchases in accounts payable	$ (855)	$ (2,577)
Additions to property, plant and equipment through capital leases	$ 536	$ 965

The following table provides various financial and operational data for the Company's operations during the three months ending June 30, 2017 and 2016 and March 31, 2017 and the six months ending June 30, 2017 and 2016. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA Unaudited

	Three Months Ended			Six Months Ended
	June 30, 2017	June 30, 2016	March 31, 2017	June 30, 2017	June 30, 2016

Number of completed rigs end of period	14	14	14	14	14
Rig operating days (1)	1,111.2	732.2	1,072.9	2,184.1	1,675.3
Average number of operating rigs (2)	12.2	8.0	11.9	12.1	9.2
Rig utilization (3)	93.9%	65.6%	91.7%	92.8%	75.9%
Average revenue per operating day (4)	$ 18,201	$ 20,116	$ 17,949	$ 18,077	$ 21,498
Average cost per operating day (5)	$ 12,926	$ 8,757	$ 11,930	$ 12,435	$ 10,351
Average rig margin per operating day	$ 5,275	$ 11,359	$ 6,019	$ 5,642	$ 11,147

(1)

Rig operating days represent the number of days our rigs are earning revenue under a contract during the period, including days that standby revenues are earned.  For the three months ended June 30, 2017 and 2016 and March 31, 2017 there were zero, 368.4 and 77.9 operating days in which the Company earned revenue on a standby basis, respectively, including zero, 362.9 and 69.0 standby-without-crew days, respectively.  For the six months ended June 30, 2017 and 2016 there were 77.9 and 554.1 operating days in which the Company earned revenue on a standby basis, respectively, including 69.0 and 525.0 standby-without-crew days, respectively.

(2)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(3)

Rig utilization is calculated as rig operating days divided by the total number of days our drilling rigs are available during the applicable period. During the third quarter of 2015, we elected to remove our two 100 Series non-walking rigs from the marketed fleet pending completion of their planned rig conversions to 200 Series, pad-optimal status.  The conversion of one of the 100 series rig was completed during the second quarter of 2016 and the rig re-entered the marketed fleet in June 2016.  The conversion of the second 100 series rig was completed in the second quarter of 2017 and the rig will begin operating in July 2017.

(4)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of out-of-pocket costs paid by customers of $1.1 million, $0.4 million and $1.0 million for the three months ended June 30, 2017 and 2016 and March 31, 2017, respectively, and $2.0 million and $1.6 million for the six months ended June 30, 2017 and 2016, respectively.  Included in calculating average revenue per operating day for the three and six months ended June 30, 2016 was $1.6 million and $1.8 million, respectively, of early termination revenues associated with a contract termination at the end of the first quarter of 2016. The first and second quarter of 2017 did not include any early termination revenues.

(5)

Average cost per operating day represents total direct operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs reimbursed by customers of $1.1 million, $0.4 million and $1.0 million for the three months ended June 30, 2017 and 2016 and March 31, 2017, respectively and $2.0 million and $1.6 million for the six months ended June 30, 2017 and 2016, respectively, (ii) new crew training costs of $0.1 million for the three months ended June 30, 2017 and 2016 and March 31, 2017, and the six months ended June 30, 2017 and 2016, (iii) construction overhead costs expensed due to reduced rig construction activity of zero, $0.5 million and $0.2 million for the three months ended June 30, 2017 and 2016 and March 31, 2017, respectively, and $0.2 million and $1.0 million for the six months ended June 30, 2017 and 2016, respectively, (iv) rig reactivation costs for the three months ended June 30, 2017 and March 31, 2017 of $0.3 million and $0.7 million, respectively, and $1.0 million for the six months ended June 30, 2017 (excluding $0.1 million of new crew training costs (included in (ii) above)), and (v) out-of-pocket expenses of $0.1 million, net of insurance recoveries, incurred as a result of damage to one of our rig's mast during the first quarter of 2017.

Non-GAAP Financial Measures

Adjusted net loss, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under our revolving credit facility for purposes of determining our compliance with various financial covenants. We define "EBITDA" as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define "adjusted EBITDA" as EBITDA before stock-based compensation, non-cash asset impairments, gains or losses on disposition of assets, and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under our revolving credit facility. Neither adjusted net loss, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net loss, EBITDA and adjusted EBITDA are useful because they allow our stockholders to more effectively evaluate our operating performance and compliance with various financial covenants under our revolving credit facility and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure or non-recurring, non-cash transactions. We exclude the items listed above from net income (loss) in calculating adjusted net loss, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net loss, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted net loss, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return of assets, cost of capital and tax structure. Our presentation of adjusted net loss, EBITDA and adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted net loss, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted Net Loss:

	(Unaudited)						(Unaudited)
	Three Months Ended						Six Months Ended
	June 30, 2017		June 30, 2016		March 31, 2017		June 30, 2017		June 30, 2016
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
(in thousands)
Net loss	$ (6,304)	$ (0.17)	$ (4,191)	$ (0.12)	$ (6,269)	$ (0.17)	$ (12,573)	$ (0.33)	$ (4,605)	$ (0.16)
Asset impairment, net (1)	546	0.02	-	-	129	0.01	675	0.02	-	-
Loss (gain) on disposition of assets, net (2)	745	0.02	37	0.00	828	0.02	1,573	0.04	(88)	(0.00)
Write-off of deferred financing costs (3)	-	-	504	0.01	-	-	-	-	504	0.02
Executive retirement (4)	-	-	1,552	0.05	-	-	-	-	1,552	0.05
Stock-based compensation - executive retirement (4)	-	-	(67)	(0.01)	-	-	-	-	(67)	(0.00)
Adjusted net loss	$ (5,013)	$ (0.13)	$ (2,165)	$ (0.07)	$ (5,312)	$ (0.14)	$ (10,325)	$ (0.27)	$ (2,704)	$ (0.09)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
	June 30, 2017	June 30, 2016	March 31, 2017	June 30, 2017	June 30, 2016
(in thousands)
Net loss	$ (6,304)	$ (4,191)	$ (6,269)	$ (12,573)	$ (4,605)
Add back:
Income tax expense	34	31	46	80	35
Interest expense	686	1,059	630	1,316	2,036
Depreciation and amortization	6,335	5,816	6,256	12,591	11,641
EBITDA	751	2,715	663	1,414	9,107
Stock-based compensation	1,157	1,205	1,012	2,169	2,360
Stock-based compensation - executive retirement (4)	-	(67)	-	-	(67)
Asset impairment, net (1)	546	-	129	675	-
Loss (gain) on disposition of assets, net (2)	745	37	828	1,573	(88)
Executive retirement (4)	-	1,552	-	-	1,552
Adjusted EBITDA	$ 3,199	$ 5,442	$ 2,632	$ 5,831	$ 12,864

(1)

In the second quarter of 2017, we recorded a $0.5 million, or $0.02 per share, non-cash impairment reflecting the estimated loss from the expected sale of our Galayda facility.  In the first quarter of 2017, we recorded a $0.1 million, or $0.01 per share, non-cash impairment representing the estimated damage to the mast of one of our rigs, net of insurance recoveries.

(2)

In the second quarter of 2017, we recorded a loss on disposition of assets of $0.7 million, or $0.02 per share, primarily due a loss on the sale of drilling equipment previously designated as held for sale.  In the first quarter of 2017, we recorded a loss on disposition of assets of $0.8 million, or $0.02 per share, primarily due to non-cash disposal of equipment in connection with the upgrade to 7,500 psi mud systems.

(3)

In the second quarter of 2016, we recorded $0.5 million, or $0.01 per share, related to the amortization of deferred financing costs in connection with a reduction of commitments under the Company's revolving credit facility.

(4)	In the second quarter of 2016, we recorded $1.5 million, or $0.04 per share, of retirement benefits associated with the departure of an executive officer.

INVESTOR CONTACTS:
Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211